Exhibit 10.5

ADMINISTRATIVE SERVICES AGREEMENT
among
PIONEER SOUTHWEST ENERGY PARTNERS L.P.,
PIONEER NATURAL RESOURCES GP LLC,
PIONEER SOUTHWEST ENERGY PARTNERS USA LLC,
and
PIONEER NATURAL RESOURCES USA, INC.
dated effective as of
                    , 2007

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	4

ARTICLE II
RETENTION OF PIONEER USA; SCOPE OF SERVICES

Section 2.1	Retention of Pioneer USA	5
Section 2.2	Scope of Services	5
Section 2.3	Exclusion of Services	5
Section 2.4	Performance of Services by Affiliates and Third Parties	5
Section 2.5	Intellectual Property	5
Section 2.6	Appointment of Independent Accounting Firm and Independent Petroleum Engineer	5

ARTICLE III
BOOKS, RECORDS AND REPORTING

Section 3.1	Books and Records	6
Section 3.2	Audits	6
Section 3.3	Reports	6

ARTICLE IV
PAYMENT AMOUNT

Section 4.1	Administrative Fee.	6
Section 4.2	Direct Costs	7
Section 4.3	COPAS Fee	7
Section 4.4	Payment Terms.	7
Section 4.5	Disputed Charges	8
Section 4.6	Set Off	8
Section 4.7	Pioneer USA’s Employees	8
Section 4.8	Approval of Expenses	9

ARTICLE V
FORCE MAJEURE

Section 5.1	Force Majeure	9

ARTICLE VI
ASSIGNMENTS AND SUBCONTRACTS

Section 6.1	Assignments	9
Section 6.2	Other Requirements	10

ARTICLE VII
TERMINATION

Section 7.1	Termination	10
Section 7.2	Effect of Termination	10
 i

 ii

ADMINISTRATIVE SERVICES AGREEMENT
     THIS ADMINISTRATIVE SERVICES AGREEMENT is entered into on, and effective as of                     , 2007 (the “Effective Date”), among Pioneer Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”), Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company (the “Operating Company”), and Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA,” and collectively with the General Partner, the Partnership and the Operating Company, the “Parties” and each, a “Party”).
RECITALS
     A. The Partnership is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);
     B. The Partnership Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business; and
     C. The Partnership Group desires that Pioneer USA provide such services, and Pioneer USA is willing to undertake such engagement, subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, the General Partner, the Partnership, the Operating Company. and Pioneer USA agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “AAA” is defined in Section 10.16.
     “Administrative Fee” is defined in Section 4.1.
     “Advisors” is defined in Section 8.2.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
     “Agreement” means this Administrative Services Agreement, as it may be amended, supplemented or restated from time to time.
     “Bbl” means a standard barrel containing 42 United States gallons.

     “BOE” means a barrel of oil equivalent and is a standard convention used to express oil and gas volumes on a comparable oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of gas to 1.0 Bbl of oil or natural gas liquid.
     “Business” means the business of the Partnership Group.
     “Cause” has the meaning given such term in the Partnership Agreement.
     “Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events: (i) any transaction resulting in the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) ceasing to be an Affiliate of Pioneer; (ii) the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the General Partner or an Affiliate of the General Partner; or (iv) a transaction resulting in a Person other than Pioneer or an Affiliate of Pioneer being the general partner of the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof).
     “Common Unit” has the meaning given such term in the Partnership Agreement.
     “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.
     “COPAS” means the Council of Petroleum Accountants Societies.
     “Damages” is defined in Section 9.1.
     “Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable Law) equal to the prime interest rate of the Partnership’s principal lender or if there is no such lender, the prime rate of Bank of America.
     “Dispute” is defined in Section 10.16.
     “Effective Date” is defined in the introductory paragraph.
     “Environmental Law” means current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by, any Governmental Authority that has the force of law.
     “Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes: acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.
     “G&A Services” means those general and administrative services necessary or useful for the conduct of the business of the Partnership Group, including, but not limited to, accounting, business development, finance, land, legal, engineering, investor relations, management, marketing, information technology, insurance, government regulations, communications, regulatory, environmental and human resources.
     “Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Business in accordance with applicable Laws.
     “Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” means any applicable statute, Environmental Law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.
     “Mcf” means one thousand cubic feet and is a measure of natural gas volume.
     “Parties” is defined in the introductory paragraph.
     “Partnership” is defined in the introductory paragraph.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as may be amended or restated from time to time.

     “Partnership Group” means the General Partner, the Partnership, the Operating Company and all of their respective Subsidiaries.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pioneer” means Pioneer Natural Resources Company, a Delaware corporation.
     “Pioneer Indemnified Party” means Pioneer, each Affiliate of Pioneer (excluding any member of the Partnership Group) and each of Pioneer’s and each such Affiliate’s controlling persons, directors, officers, employees, agents and permitted assigns.
     “Pioneer USA Party” is defined in Section 9.1.
     “Rules” is defined in Section 10.16.
     “Services” is defined in Section 2.2.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, (i) the general partner or (ii) a limited partner of such partnership, but, in the case of a limited partner, only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person and, with respect to the Partnership, means Common Units.
     “VPP” means each of the volumetric production payment agreements pursuant to which Pioneer USA has sold proved reserves and which require the delivery by Pioneer USA of specified quantities of oil and gas.
     Other terms defined herein have the meanings so given them.
     Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c)

references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
RETENTION OF PIONEER USA; SCOPE OF SERVICES
     Section 2.1 Retention of Pioneer USA. The Partnership hereby engages Pioneer USA to perform the Services, as directed by the General Partner, and to provide all personnel and any facilities, goods and equipment not otherwise provided by the Partnership Group necessary to perform the Services. Pioneer USA hereby accepts such engagement and agrees to perform the Services requested by the General Partner and to provide any personnel, facilities, goods and equipment not otherwise provided by the Partnership Group, and to provide all employees as may be reasonable and necessary to perform the Services.
     Section 2.2 Scope of Services. The “Services” shall consist of such services the General Partner determines may be reasonable and necessary to operate the Business, including, without limitation, any G&A Services and those services described on Schedule I hereto. Pioneer USA hereby covenants and agrees that the Services will be performed in accordance with (i) applicable material Governmental Approvals and Laws and (ii) industry standards.
     Section 2.3 Exclusion of Services. The General Partner may temporarily or permanently exclude any particular service from the scope of the Services upon ninety (90) days’ prior notice to Pioneer USA.
     Section 2.4 Performance of Services by Affiliates and Third Parties. The Parties hereby agree that in discharging its obligations hereunder, Pioneer USA may engage any of its Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if Pioneer USA performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve Pioneer USA of its obligations hereunder.
     Section 2.5 Intellectual Property. The General Partner, the Partnership and the Operating Company hereby grant to Pioneer USA and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the Partnership Group to Pioneer USA or its Affiliates, but only to the extent such use is necessary for the performance of the Services. Pioneer USA agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.
     Section 2.6 Appointment of Independent Accounting Firm and Independent Petroleum Engineer. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the General Partner shall have the exclusive authority to appoint an independent registered public accounting firm to audit the financial statements of the Partnership and an independent petroleum engineer to provide reports to the Partnership relating to estimates of proved reserves for Securities and Exchange Commission and other reporting purposes.
ARTICLE III
BOOKS, RECORDS AND REPORTING
     Section 3.1 Books and Records. Pioneer USA shall maintain accurate books and records regarding the performance of the Services and its calculation of the Administrative Fee and any Direct Costs, and shall maintain such books and records for the period required by applicable accounting practices or Law.
     Section 3.2 Audits. The Partnership shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.1. Such right may be exercised through any agent or employee of the Partnership Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. The Partnership shall bear all costs and expenses incurred in any inspection, examination or audit. Pioneer USA shall review and respond in a timely manner to any claims or inquiries made by the Partnership regarding matters revealed by any such inspection, examination or audit.
     Section 3.3 Reports. Pioneer USA shall prepare and deliver to the Partnership any reports provided for in this Agreement and such other reports as the Partnership may reasonably request from time to time regarding the performance of the Services.
ARTICLE IV
PAYMENT AMOUNT
     Section 4.1 Administrative Fee.
(a)	The Partnership shall on a quarterly basis reimburse Pioneer USA and its Affiliates for their costs in providing the Services (the “Administrative Fee”), pursuant to any methodology determined in accordance with this Section 4.1. Initially and until changed as provided in this Section 4.1, the Administrative Fee will be based on a methodology of determining the Partnership Group’s share, on a per BOE basis, of certain of the general and administrative costs incurred by Pioneer USA and its Affiliates (excluding the Partnership Group). Under this initial methodology, the per BOE cost for Services during any period will be determined by dividing (i) the aggregate United States general and administrative costs of Pioneer USA and its Affiliates (excluding the Partnership Group) during such period, excluding such costs directly attributable to Pioneer USA’s and its Affiliates’ Alaska operations, by (ii) the sum of (x) the United States production during such period of Pioneer USA and its Affiliates (which for the avoidance of doubt includes the production of the Partnership

Group), excluding any production attributable to Pioneer USA’s and its Affiliates’ Alaska operations, plus (y) the volumes delivered under all VPPs during such period. The Administrative Fee will then be determined by multiplying the per BOE costs by the total production of the Partnership during such period. For 2007, it is estimated that the Administrative Fee for the Partnership Group will be $1.08 per BOE of the Partnership Group’s production. The Administrative Fee may be based on amounts estimated by Pioneer USA if actual amounts are not available as determined by Pioneer USA. The Administrative Fee for the quarter containing the Effective Date shall equal the Administrative Fee that would have been payable for the full quarter multiplied by a fraction the numerator of which is equal to the number of days from the Effective Date until the end of such quarter and the denominator of which is equal to the number of days in such quarter.

(b)	From time to time, Pioneer USA may propose changes to the methodology of calculating the Administrative Fee. Any change in the methodology of calculation will take effect when the General Partner, on behalf of the Partnership Group, consents to such change. The consent of the General Partner will not be unreasonably withheld, delayed or conditioned, so long as the methodology proposed reasonably compensates Pioneer USA and its Affiliates for their costs in providing the Services.

(c)	On an annual basis, commencing with fiscal year 2008, Pioneer USA will review the Administrative Fee charged during the previous twelve month period. The review of the previous twelve month period shall involve a comparison of the final general and administrative expense and production amounts to the amounts used to calculate the Administrative Fee for the previous twelve month period in order to determine if the Partnership was overcharged or undercharged. Any overcharged or undercharged amounts will be reflected as a decrease or increase, respectively, to the Administrative Fee for the then current fiscal quarter.
     Section 4.2 Direct Costs. The Partnership shall reimburse Pioneer USA and its Affiliates for all third-party expenses that Pioneer USA and its Affiliates incur on behalf of the Partnership Group, if any (the “Direct Costs”).
     Section 4.3 COPAS Fee. Pioneer USA shall be entitled to retain any COPAS overhead charges associated with drilling and operating wells billed in accordance with operating agreements to the extent that it is the operator of such wells. The Partnership will pay all expenses that are directly chargeable to wells under operating agreements.
     Section 4.4 Payment Terms.
(a)	Pioneer USA shall invoice the Partnership within twenty-five (25) days after the close of each quarter for the actual or estimated amount of the Administrative Fee, plus or minus any adjustments necessary to correct estimated billings to actual billings. Subject to Section 4.5, all invoices shall be due and payable, in immediately available funds within fifteen (15) days after receipt of each invoice. Upon the request of the Partnership, Pioneer USA shall furnish a reasonable detail of the calculation of the Administrative Fee during any quarter. Pioneer USA has the right to charge the Partnership interest on all past due invoices at the Default Rate.

(b)	The Partnership shall reimburse Pioneer USA or its Affiliates within five (5) days after receipt of an invoice and related support, for Direct Costs incurred by Pioneer USA and its Affiliates. Pioneer USA has the right to charge the Partnership interest on all past due invoices at the Default Rate.
     Section 4.5 Disputed Charges. THE PARTNERSHIP MAY, WITHIN 120 DAYS AFTER RECEIPT OF A CHARGE FROM PIONEER USA, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE CHARGE WAS NOT A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY PIONEER USA OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. THE PARTNERSHIP SHALL NEVERTHELESS PAY PIONEER USA IN FULL WHEN DUE THE FULL ADMINISTRATIVE FEE AND ANY DIRECT COSTS CHARGED TO PIONEER USA. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE PARTNERSHIP TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY PIONEER USA OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY PIONEER USA TO THE PARTNERSHIP TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP TO THE DATE OF REFUND BY PIONEER USA.
     Section 4.6 Set Off. In the event that Pioneer USA owes the Partnership a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and the Partnership and Pioneer USA may discharge their obligations by netting those amounts against any amounts owed by the Partnership to Pioneer USA under this Agreement. If the Partnership or Pioneer USA owes the other party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owed.
     Section 4.7 Pioneer USA’s Employees. The Partnership shall not be obligated to pay to Pioneer USA’s or its Affiliates’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that the Partnership or the General Partner or its Affiliates may, at its option, compensate such employees under one or more equity-based incentive compensation plans for the provision of Services hereunder and the Partnership will reimburse the General Partner or such Affiliate for the cost incurred for such compensation.

     Section 4.8 Approval of Expenses. Pioneer USA acknowledges that the Audit Committee of the Board of Directors of the General Partner, or if there is no Audit Committee, the entire Board of Directors of the General Partner, may at any time review the Administrative Fee, any Direct Costs and the levels of Services and, as a result, may direct the Partnership to decrease the level of Services or to dispute a prior invoice pursuant to Section 4.5. In addition to the information Pioneer USA is obligated to provide pursuant to Section 4.4(a), Pioneer USA shall provide such other information as reasonably necessary to determine the veracity or appropriateness of any Administrative Fee or Direct Costs hereunder.
ARTICLE V
FORCE MAJEURE
     Section 5.1 Force Majeure. A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting Pioneer USA, Pioneer USA shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.
ARTICLE VI
ASSIGNMENTS AND SUBCONTRACTS
     Section 6.1 Assignments.
(a)	Without the prior consent of Pioneer USA, none of the Partnership or the other members or the Partnership Group may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.

(b)	Without the prior consent of the Partnership, Pioneer USA may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of Pioneer USA or a qualified third party as permitted by Section 2.4 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.

(c)	Notwithstanding the foregoing, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement in connection with the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement.

     Section 6.2 Other Requirements. Subject to the other provisions hereof:
(a)	All materials and workmanship used or provided in performing the Services shall be in accordance with applicable specifications and standards.

(b)	Pioneer USA shall exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, Pioneer USA shall assign such warranties to the Partnership.

(c)	In rendering the Services, Pioneer USA shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or disability, and shall, to the extent applicable, comply with the equal employment opportunity clauses promulgated under Executive Order 11246, The Vietnam Era Veterans Readjustment Assistance Act and the Rehabilitation Act of 1973, each of which is incorporated herein by reference.

(d)	Pioneer USA agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.
ARTICLE VII
TERMINATION
     Section 7.1 Termination.
          (a) Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Pioneer USA. This Agreement may also be terminated immediately by any Party upon a Change of Control. Any termination under this Section 7.1(a) shall become effective immediately upon delivery of the notice first described in this Section 7.1(a).
          (b) In addition to Section 7.1(a), either Party may terminate this Agreement at any time by giving notice of such termination to the other Party. Any termination under this Section 7.1(b) shall become effective ninety (90) days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the terminating Party.
          (c) Articles VIII, IX and X of this Agreement shall survive any termination of this Agreement.
     Section 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1(a) or 7.1(b), all rights and obligations under this Agreement shall cease except for

(a) obligations that expressly survive termination of this Agreement, (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of the Administrative Fee or any Direct Costs that have accrued prior to such termination, even if such amounts have not become due and payable at that time.
ARTICLE VIII
CONFIDENTIAL INFORMATION
     Section 8.1 Nondisclosure. Each of Pioneer USA and the Partnership Group agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.
     Section 8.2 Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors (collectively, the “Advisors”); provided that each Advisor that receives Confidential Information pursuant to this Section 8.2 agrees to be bound by the provisions of Section 8.1.
ARTICLE IX
LIMITATION OF LIABILITY; INDEMNIFICATION
     Section 9.1 Limitation of Liability. Neither Pioneer USA nor any of its controlling persons, directors, officers, employees, agents and permitted assigns (each, a “Pioneer USA Party”) shall have any liability to the Partnership Group for any losses, damages, claims, demands, causes of action, judgments, settlements, fines, penalties, injury, liability, cost or expense, including court costs and reasonable attorney’s fees and expert fees and expenses (“Damages”), arising out of or relating in any way to this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of the Pioneer USA Party, including the Pioneer USA Party’s sole negligence and whether sounding in contract, tort, statute or otherwise; provided, however, that the foregoing limitation shall not apply to Damages caused by a Pioneer USA Party if there has been a final decision determining that such Pioneer USA Party acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. No Affiliate of Pioneer USA shall have any liability to the Partnership Group on account of any Damages suffered by the Partnership Group arising out of or relating in any way to this Agreement, whether or not such Damages were caused by their bad faith, negligence and/or gross negligence, including their sole negligence and/or sole gross negligence, or their fraud, willful misconduct or, in the case of a criminal matter, their knowledge that the conduct was unlawful.
     Section 9.2 Partnership’s Indemnity. The Partnership agrees to indemnify, defend and hold harmless each Pioneer Indemnified Party from and against any and all Damages arising out of or relating in any way to this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of any Pioneer Indemnified Party, including the Pioneer Indemnified Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by a Pioneer Indemnified Party if there has been a final decision determining that such Pioneer Indemnified Party acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.
     Section 9.3 Limitation of Damages. If the Partnership Group suffers Damages arising out of or relating in any way to this Agreement, which Damages were caused, as determined by a final decision, by Pioneer USA’s (or any Affiliate of Pioneer USA pursuant to Section 9.4) bad faith, fraudulent activities, willful misconduct or, in the case of a criminal matter, knowledge that the conduct was unlawful, Pioneer USA’s sole liability to the Partnership Group shall be to properly perform the Services in question at no additional cost to the Partnership Group and to pay the Partnership Group for any and all direct damages suffered by the Partnership Group. Notwithstanding anything to the contrary contained herein or at Law and in equity, in no event shall Pioneer USA be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating in any way to any claim made under this Agreement or regarding the provision of or the failure to provide Services, even if Pioneer USA had been advised or was aware of the possibility of such damages.
     Section 9.4 Affiliate; Third Parties. If Pioneer USA uses the personnel of its Affiliates to provide Services, Pioneer USA shall be responsible for the acts and omissions of such personnel to the extent provided in this Agreement; provided, however, that Pioneer USA will not be responsible unless such conduct has been determined by a final decision that such personnel acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     Section 10.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 10.2.
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
     Section 10.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     Section 10.4 Further Action. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     Section 10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 10.6 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 10.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     Section 10.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 10.9 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 10.10 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that after the completion of the Partnership’s initial public offering of common units representing limited partner interests, the Partnership may not, without the prior approval of the conflicts committee of the board of directors of the General Partner or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of such Common Units. The Parties hereto agree that, for purposes of this Section 10.10, any material change in the nature, quantity or duration of the Services to be provided under this Agreement shall constitute a modification of this Agreement.
     Section 10.11 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     Section 10.12 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     Section 10.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     Section 10.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Article IX, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of the Partnership or other Person shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     Section 10.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any member of the Partnership Group or any Pioneer Indemnified Party.
     Section 10.16 Arbitration. Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void or voidable or involves claims sounding in tort, contract, statute or common law. This Section 10.16 shall be binding on and shall inure to the benefit of the Parties and their Affiliates, the Partnership Group and the Pioneer Indemnified Parties. The validity, construction and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 10.1 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages, and the Parties and their Affiliates, the Partnership Group and the Pioneer Indemnified Parties waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language.
     The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within 15 days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets). Any action to challenge, vacate or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their Affiliates, the Partnership Group and the Pioneer Indemnified Parties agree to waive any objections they may have to personal jurisdiction, venue or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

PIONEER NATURAL RESOURCES GP LLC
By:
Name:
Title:

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
By:	Pioneer Natural Resources GP LLC, its General Partner
By:
Name:
Title:

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC
By:
Name:
Title:

PIONEER NATURAL RESOURCES USA, INC.
By:
Name:
Title:

[Signature Page to Administrative Services Agreement]

Schedule I
Services Provided by Pioneer USA
to the Partnership Group
1.	Accounting

2.	Audit

3.	Business Development

4.	Financial Services

5.	Real Property

6.	Legal

7.	Operations/Reservoir Engineering/Geology/Geophysics

8.	Investor Relations

9.	Management and Corporate Development

10.	Risk Management

11.	Commercial and Marketing

12.	Information Technology

13.	Insurance Services

14.	Government Regulations Compliance

15.	Securities and Exchange Commission Reporting

16.	Sarbanes-Oxley Compliance

17.	Treasury

18.	Tax

19.	Communications

20.	Human Resources

21.	Administrative Services
Schedule I — 1